UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange
                           Act of 1934

Date of Report (Date of earliest event reported) April 29, 2004
                                                -----------------
                             SJW Corp.
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(Exact name of registrant as specified in its charter)
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    California                     1-8966          77-0066628
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(State or other jurisdiction   (Commission       (IRS Employer
     of incorporation)         File Number)   Identification No.)

    374 W. Santa Clara Street, San Jose, California     95196
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(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including
area code                                       (408) 279-7800
                                          -----------------------
                         Not Applicable
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    (Former name or former address, if changed since last report)


Item 5.  Other Events and Regulation FD Disclosure.

     On April 29, 2004, SJW Corp.'s Board of Directors announced a Stock Repurchase Program to repurchase up to 100,000 shares of its outstanding common stock over the next thirty-six months. A copy of the press release announcing the stock split is attached as Exhibit 99.1 hereto and incorporated into this Form 8-K by reference.

Item 12.  Results of Operations and Financial Condition.

     On April 29, 2004, SJW Corp. announced its financial results for the first quarter ended March 31, 2004. A copy of the press release announcing these financial results is attached as Exhibit
99.2 hereto and incorporated into this Form 8-k by reference.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                  SJW Corp.
                                  -----------------------------


May 3, 2004                       /s/ Angela Yip
---------------------             -----------------------------
                                  Angela Yip,
                                  Chief Financial Officer
                                  and Treasurer


                        EXHIBIT INDEX

Exhibit
Number                        Description of Document
--------                      ------------------------

99.1 Press Release issued by SJW Corp., dated April 29, 2004, announced a Stock Repurchase Program to repurchase up to 100,000 shares of its outstanding common stock over the next thirty-six months.

99.2 Press Release issued by SJW Corp., dated April 29, 2004, announced 1st Quarter of 2004 Financial Results.




                         PRESS RELEASE             EXHIBIT 99.1

                   Wire Release - National  Circuit
                For Release at 5:00 P.M. (Pacific Time)
                                                     Page 1 of 1
   April 29, 2004          Richard Balocco        (408) 279-7933
   San Jose, California    V.P. Corporate Communication



SJW CORP. ANNOUNCES
STOCK REPURCHASE PROGRAM


SAN JOSE, CA, April 29, 2004 - SJW Corp. (AMEX:SJW) announced today that its board of directors authorized a stock repurchase program to repurchase up to 100,000 shares of its outstanding common stock over the next thirty-six months. Repurchases under the stock repurchase program may be made, from time to time, in the open market or in private transactions. Depending on market conditions and other factors, these repurchases may be commenced or suspended at any time or from time to time without prior notice.
SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp., through its subsidiary San
Jose Water Company, provides water services to a population of approximately one million people in the City of San Jose and nearby communities.



     This press release may contain certain forward-looking statements within the definition under the U.S. Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.



                         PRESS RELEASE              EXHIBIT 99.2

                   Wire Release - National  Circuit
                For Release at 5:00 P.M. (Pacific Time)
                                                     Page 1 of 3
   April 29, 2004          Richard Balocco        (408) 279-7933
   San Jose, California    V.P. Corporate Communication

SJW CORP. (AMEX: SJW) ANNOUNCES FIRST QUARTER
FINANCIAL RESULTS

     SAN JOSE, CA, April 29, 2004 - SJW Corp. (AMEX:SJW) basic earnings per common share for the quarter ended March 31, 2004 were $0.19, compared to $0.58 for the same quarter in 2003. 2003 first quarter earnings include an after-tax gain of $3,030,000, or $0.33 per share, on the sale of a non-utility property.

     Operating revenue for the first quarter was $31,063,000 versus $27,971,000 for the same period in 2003, representing an increase of $3,092,000 or 11%. Approximately $2,669,000 of the total revenue increase was primarily attributable to cumulative rate increases of 7% and higher customer demand of 6% as a result of warmer temperatures in March 2004.

     Total water production costs for the first quarter of 2004 consisting of purchased water, power and pump taxes, increased $1,593,000, or 18% from the first quarter of 2003. The increase was primarily attributable (1) to increased water production costs of $693,000 due to increases in the cost of purchased water and pump taxes, (2) reduced surface water availability of $366,000 and (3) higher customer demand of $534,000.

     Total quarterly operating expenses for the first quarter of 2004, excluding water production costs and income taxes, increased $1,751,000 or 13% from 2003. The increases consisted principally of:
$673,000 in salaries and related costs, $126,000 in pension costs primarily as a result of the enhancement of pension plan benefits, $653,000 in depreciation expense on added utility plant and $299,000 in other costs. Income tax expense for the first quarter of 2004 was lower than the same period of 2003 due to lower earnings.

     For the three months ended March 31, 2004, other comprehensive income included $578,000 due to an increase in the market value of the investment in California Water Service Group.

     The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.255 per share. The dividend is payable on June 1, 2004 to shareholders of record on May 12, 2004.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp., through its subsidiary San Jose
Water Company, provides water service to a population of approximately one million people in San Jose and nearby communities.


     This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


                           SJW Corp.
         Condensed Consolidated Statements of Income and
                     Comprehensive Income
                         (Unaudited)
            (thousands of dollars, except share data)

                                             Three Months       Twelve Months
                                            Ended March 31      Ended March 31
                                            2004      2003      2004      2003
                                         -----------------  ------------------
Operating revenue                        $31,063    27,971  $153,546   146,446
Operating expense:
  Operation:
    Purchased Water                        6,510     6,047    37,170    38,589
    Power                                    814       737     5,373     6,202
    Pump Tax                               3,121     2,068    18,983    17,400
    Other                                  7,559     6,856    29,433    26,429
  Maintenance                              2,108     1,773     8,060     7,647
  Property taxes and other
    Nonincome taxes                        1,329     1,269     5,125     4,557
  Depreciation and
    amortization                           4,393     3,740    15,877    14,247
  Income taxes                             1,244     1,419    10,349     9,975
                                         -------------------------------------
Total operating expense                   27,078    23,909   130,370   125,046
                                         -------------------------------------
Operating income                           3,985     4,062    23,176    21,400

Other income (expense):
  Gain on sale of non-utility
    property, net                              -     3,030         -     3,030
  Long-term debt interest
    and other, net                        (2,211)   (1,810)   (8,008)   (6,665)
                                         -------------------------------------
Net income                               $ 1,774     5,282  $ 15,168    17,765
                                         =====================================
Other comprehensive
  income (loss), net                         578     1,363     1,249      (222)
                                         -------------------------------------
Comprehensive income                     $ 2,352     6,645  $ 16,417    17,543
                                         =====================================
Earnings per share
  - Basic                                $  0.19      0.58  $   1.66      1.94
  - Diluted                              $  0.19      0.58  $   1.66      1.94
Comprehensive income
  per share
  - Basic                                $  0.26      0.73  $   1.80      1.92
  - Diluted                              $  0.26      0.73  $   1.79      1.92

Dividends per share                      $  0.25      0.24  $   0.98      0.93

Weighted average
  Shares outstanding
  - Basic                              9,135,441 9,135,441 9,135,441 9,135,441
  - Diluted                            9,187,890 9,135,441 9,161,588 9,135,441




                             SJW Corp.
               Condensed Consolidated Balance Sheets
                            (Unaudited)
                      (thousands of dollars)

                                                         March 31 December 31
                                                             2004        2003
ASSETS                                                   --------    --------
Utility Plant                                            $595,348    $583,709
Less accumulated depreciation and amortization            179,697     174,985
                                                         --------    --------
  Net utility plant                                       415,651     408,724

Nonutility property, net                                   32,709      32,569

Current assets:
  Cash and equivalents                                     10,030      10,278
  Accounts receivable and accrued utility revenue          15,243      15,043
  Prepaid expenses and other                                1,802       2,019
                                                         --------   ---------
  Total current assets                                     27,075      27,340

Other assets:
  Investment in California Water Service Group             31,118      30,139
  Regulatory assets                                         8,065       7,976
  Other                                                     9,049       9,496
                                                         --------     -------
                                                         $523,667    $516,244
                                                         ========    ========
CAPITALIZATION AND LIABILITIES
Capitalization:
  Common stock and additional paid-in capital            $ 23,197    $ 22,891
  Retained earnings                                       137,503     138,058
  Accumulated other comprehensive income                    5,996       5,419
                                                         --------     -------
  Shareholders' equity                                    166,696     166,368
  Long-term debt                                          143,935     143,947
                                                         --------     -------
  Total capitalization                                    310,631     310,315
Current Liabilities:
  Line of credit                                                -           -
  Accounts payable                                         10,834       5,441
  Other current liabilities                                 8,779       9,635
                                                         --------     -------
  Total current liabilities                                19,613      15,076

Deferred income taxes and credits                          39,733      38,207
Advances for and contributions in aid of construction     141,450     141,122
Other noncurrent liabilities                               12,240      11,524
                                                         --------     -------
                                                         $523,667    $516,244
                                                         ========    ========